Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results For The First

Quarter Ended April 20, 2003 and Gives Updated Projections for 2003

Greenwood Village, CO — (BUSINESS WIRE) – May 22, 2003 – Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers and spirits, today reported revenues and earnings for the sixteen weeks ended April 20, 2003 and gave updated projections for fiscal 2003.

Financial and Operational Highlights

Highlights for the first quarter of 2003 compared to the same quarter last year were as follows:

•	Total Company revenues increased 17.3% to $92.9 million
•	Company-owned comparable restaurant sales up 2.1%
•	Restaurant-level operating profit increased 19.5% to $17.1 million
•	Income from operations increased 2.9% to $6.2 million
•	Diluted net income per share of $0.23

“We are pleased with our first quarter results, which were achieved in a challenging business environment. While we experienced increased costs related to our more aggressive expansion efforts, we successfully managed restaurant level costs and leveraged our comparable restaurant sales improvement which resulted in our financial performance being better than we originally anticipated,” said Mike Snyder, Chairman, Chief Executive Officer and President.

During the first quarter, Red Robin opened five new company-owned restaurants. The Company plans to open thirteen additional company-owned restaurants in the current year, including four during the second quarter. Two new franchisee restaurants opened in the first quarter and two existing franchisee restaurants closed. Franchisees plan to open 8 to 11 additional restaurants during 2003. The Company also assumed operations of an existing franchise restaurant located in Columbus, Ohio during the first quarter.

Comparable restaurant sales increased 2.1% for company-owned restaurants in the first quarter of 2003 compared to the first quarter of 2002, driven by an increase in guest counts of 0.5% and an increase in the average guest check of 1.6%. This marks the 25th consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for U.S. and Canadian franchise restaurants increased 2.1% and decreased 0.6%, respectively. Overall, U.S. system-wide comparable restaurant sales increased 2.1% for the first quarter ended April 20, 2003. During the first quarter of 2003, the Company changed its method of calculating comparable restaurant sales (a supplemental schedule is attached which describes the change). Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations.

System-wide financial results and restaurant-level operating profit do not represent sales and operating income calculated in accordance with generally accepted accounting principles (“GAAP”). Supplemental schedules reconciling restaurant-level operating profit to income from operations and system-wide sales to company-owned restaurant sales have been included in this release.

Total Company revenues, which include company-owned restaurant sales as well as franchise royalties and fees, increased by 17.3%, to $92.9 million in the first quarter compared to $79.2 million in the prior year period. Total U. S. system-wide sales for corporate and franchise restaurants increased by 11.5%, to $152.3 million in the first quarter, compared to $136.6 million in the prior year period. Total system-wide sales, which include U.S. and Canadian franchise restaurants, increased by 11.2%, to $160.4 million in the first quarter, compared to $144.2 million in the prior year period.

Average weekly comparable sales for company-owned restaurants were $56,991 for the first quarter of 2003 compared to $55,810 for the same quarter last year. In the first quarter of 2003, Red Robin franchise comparable restaurants averaged $50,439 in the U.S. versus $49,405 for the same period last year, and $36,149 in Canada versus $36,365 for the same period last year. The Canadian results are in Canadian dollars.

Net income for the first quarter of fiscal year 2003 was $3.5 million or $0.23 per diluted share, as compared to pro forma net income of $3.6 million or $0.24 per pro forma diluted share in the prior year period. Actual net income for the first quarter of 2002 was $2.5 million, or $0.23 per share. A supplemental schedule has been included in this release that reconciles actual net income and diluted income per share for the first quarter of 2002 to the pro forma figures used for comparison purposes herein.

Amended and Restated Credit Agreement

On May 20, 2003, Red Robin amended its three-year $40.0 million revolving credit facility, which was originally entered into on July 24, 2002. Under the amended terms of the credit agreement, the Company’s borrowing capacity was increased from $40.0 million to $85.0 million. In addition, the term of the agreement was extended and will now expire on May 19, 2006. This facility is in place to fund the construction and acquisition of new restaurants, to refinance existing indebtedness and for general corporate purposes, including working capital. “We expect that available borrowings under our amended revolving credit facility, together with cash on hand and cash provided by operating activities, will provide sufficient funds to finance our expansion plans though at least the next 36 months,” said Jim McCloskey, Chief Financial Officer.

Outlook:

For the second quarter of twelve weeks ending on July 13, 2003, the Company expects total revenues of approximately $71-$73 million and net income of approximately $0.22-$0.23 per diluted share. These projected results for the second quarter are based upon certain assumptions including an expected comparable restaurant sales increase of 1.5%-2.5% and the opening of four new corporate restaurants.

For full year fiscal 2003, the Company expects revenue of approximately $315-$320 million and net income of approximately $0.95-$0.98 per diluted share. This estimate assumes a comparable restaurant sales increase of approximately 1.5%-2.5% for the full year, as well as the addition of 18 new corporate restaurants and 10 to 13 new franchise restaurants in 2003.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its first quarter results on Thursday, May 22, 2003, at 5:00 p.m. ET. The Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select from the menu the “Investor” link. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com), founded in 1969, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixologyñ specialty beverages. Red Robin owns and operates 102 restaurants in 13 states, and has 98 additional restaurants operating under franchise or license agreements in 18 states and Canada.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may”, “will”, “anticipates”, “expects”, “believes”, “intends”, “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Sixteen Weeks Ended
	April 20, 2003	April 21, 2002
Revenues:
Restaurant	$90,217	$76,317
Franchise royalties and fees	2,586	2,757
Rent revenue	89	127

Total revenues	92,892	79,201

Costs and Expenses:
Restaurant operating costs:
Cost of sales	21,051	17,897
Labor	31,849	27,428
Operating	13,967	11,412
Occupancy	6,268	5,282
Depreciation and amortization	4,464	3,599
General and administrative	6,946	5,712
Franchise development	1,397	1,362
Pre-opening costs	785	516

Total costs and expenses	86,727	73,208

Income from operations	6,165	5,993
Other (Income) Expense:
Interest expense	939	2,217
Interest income	(96)	(100)
Other	36	26

Total other expenses	879	2,143

Income before income taxes	5,286	3,850
Provision for income taxes	(1,755)	(1,374)

Net income	$3,531	$2,476

Net income per share:
Basic	$0.24	$0.25

Diluted	$0.23	$0.23

Weighted average shares outstanding:
Basic	15,024	10,090

Diluted	15,226	10,650

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	April 20, 2003	December 29, 2002
Assets	(unaudited )
Current Assets:
Cash and cash equivalents	$5,249	$4,797
Accounts receivable, net	1,187	1,642
Inventories	3,566	3,289
Prepaid expenses and other current assets	1,655	3,118
Income tax refund receivable	155	155
Deferred tax asset	1,055	1,055
Restricted current assets – marketing funds	409	617

Total current assets	13,276	14,673

Real estate held for sale	843	843
Property and equipment, at cost, net	119,449	110,176

Deferred tax asset	8,151	8,140
Goodwill, net	25,720	25,720
Other intangible assets, net	8,156	8,354
Other assets, net	2,066	1,720

Total assets	$177,661	$169,626

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$9,847	$8,343
Accrued payroll and payroll-related liabilities	8,270	7,627
Unredeemed gift certificates	2,112	3,110
Accrued liabilities	7,568	6,336
Accrued liabilities – marketing funds	409	617
Current portion of long-term debt and capital lease obligations	1,778	1,828

Total current liabilities	29,984	27,861

Deferred rent payable	4,807	4,624
Long-term debt and capital lease obligations	40,089	38,152
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 50,000,000 shares authorized; 15,150,515 and 15,108,172 shares issued and outstanding	15	15
Preferred stock; $.001 par value: 5,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	103,490	103,142
Deferred compensation	(189)	(209)
Receivables from stockholders/officers	(6,342)	(6,252)
Accumulated other comprehensive loss, net of tax benefit	(101)	(84)
Retained earnings	5,908	2,377

Total stockholders’ equity	102,781	98,989

Total liabilities and stockholders’ equity	$177,661	$169,626

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Sixteen Weeks Ended
	April 20, 2003	April 21, 2002
Cash Flows From Operating Activities:
Net income	$3,531	$2,476
Non-cash adjustments to reconcile net income to net cash provided by operating activities	4,676	4,650
Changes in operating assets and liabilities	3,732	(1,250)

Net cash flows provided by operating activities	11,939	5,876

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	9	51
Purchases of property and equipment	(13,630)	(10,709)
Acquisition, net of cash acquired	—	(6,320)

Net cash flows used in investing activities	(13,621)	(16,978)

Cash Flows From Financing Activities:
Borrowings of long-term debt	8,562	330
Payments of long-term debt and capital leases	(6,674)	(1,674)
Proceeds from exercise of stock options	246	1

Net cash flows provided by (used in) financing activities	2,134	(1,343)

Net increase (decrease) in cash and cash equivalents	452	(12,445)
Cash and cash equivalents, beginning of period	4,797	18,992

Cash and cash equivalents, end of period	$5,249	$6,547

Supplemental Data

Pro Forma Net Income Reconciliation

The Company’s pro forma net income and net income per share for the first quarter of 2002, as presented below, were calculated based upon an assumption that the Company’s initial public offering of stock, and concurrent repayment of certain borrowings under its term loan agreement, revolving credit facility and other indebtedness occurred at the beginning of fiscal 2002. The Company believes that pro forma results provide additional information useful in analyzing the underlying business results due to the fact that proceeds raised from, and shares issued, upon its initial public offering had a significant impact on debt to equity ratios and the number of shares used in computing net income per common share. However, pro forma results are not necessarily indicative of the results that would have occurred had these events actually occurred at the beginning of fiscal year 2002, nor are they necessarily indicative of future results.

The following table provides a reconciliation of actual net income and diluted net income per share for the first quarter of 2002, to pro forma net income and pro forma diluted net income per share (unaudited) (in thousands, except per share data):

	Net Income	Diluted Shares Outstanding		Diluted Net Income Per Share
Actual	$2,476	10,650		$0.23

Adjustment to interest expense to recognize repayments of borrowings from IPO proceeds	1,596
Adjustment to excluded Quad-C management fees which were not permitted under the July 2002 revolving credit agreement	62
Adjustment to provision for income taxes to reflect the impact of pre-tax pro forma adjustments	(553)

Pro forma	$3,581	15,200	(1)	$0.24

(1)	Pro forma weighted-average diluted shares outstanding reflect the estimated impact of the issuance of 4.0 million shares of the Company’s common stock in its July 2002 initial public offering as well as other estimated changes to weighted-average diluted shares outstanding assuming that the initial public offering and related transactions occurred as of the beginning of fiscal year 2002.

Supplemental Data

Change in Method of Calculating Comparable Restaurant Sales

During the first quarter of 2003, the Company changed its method of calculating comparable restaurant sales. Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations. The Company believes its new method of calculating comparable restaurant sales is a more meaningful measure given its accelerated new restaurant unit growth. In addition, the Company believes its new methodology is more in line with industry practice.

In addition, the ten restaurants that the Company acquired from two franchisees during the first quarter of 2002 have been included as comparable restaurants for the first quarter of 2003. Company-owned comparable restaurant sales for the first quarter of 2003, excluding the ten acquired restaurants, would have increased 2.5%, over the first quarter of 2002.

As of April 20, 2003, we had 86 company-owned comparable restaurants, 64 U.S. franchise comparable restaurants, 21 Canadian franchise comparable restaurants and 171 total system-wide comparable restaurants.

The following table presents changes in comparable restaurant sales for the past five quarters and full-year fiscal 2002, over the comparable prior year period, assuming that the Company’s new method of calculating comparable restaurant sales had been in effect during each of the periods presented, as well as a comparison of the previously reported results under the Company’s historical method (unaudited):

Method	Q1-2003	2002	Q4-2002	Q3-2002	Q2-2002	Q1-2002
Company-owned
New method	2.1%	1.8%	2.4%	1.4%	2.8%	0.7%
Old method	2.1%	1.6%	2.3%	1.4%	2.8%	0.4%

U.S. Franchise
New method	2.1%	0.0%	1.3%	-2.2%	-0.5%	1.2%
Old method	1.1%	-0.5%	0.8%	-2.4%	-0.5%	-0.2%

U.S. System-wide
New method	2.1%	1.0%	1.9%	-0.2%	1.4%	0.9%
Old method	1.7%	0.7%	1.7%	-0.2%	1.4%	0.2%

Canada
New method	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%	-13.6%
Old method	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%	-13.6%

Supplemental Data

Reconciliation of Restaurant-Level Operating Profit to Income from Operations

The Company defines restaurant-level operating profit to be restaurant sales minus restaurant operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. Although restaurant-level operating profit is a measure commonly used in the restaurant industry to evaluate operating performance, it is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The Company believes that restaurant-level operating profit is an important measure of financial performance.

	Sixteen Weeks Ended
	April 20, 2003	April 21, 2002
	(unaudited, in thousands)

Restaurant sales	$90,217	$76,317
Restaurant operating costs:
Cost of sales	21,051	17,897
Labor	31,849	27,428
Operating	13,967	11,412
Occupancy	6,268	5,282

Restaurant operating costs	73,135	62,019

Restaurant-level operating profit	17,082	14,298

Add – Other Revenues:
Franchise royalties and fees	2,586	2,757
Rent revenue	89	127

	2,675	2,884
Deduct – Other Operating Expenses:
Depreciation and amortization	4,464	3,599
General and administrative	6,946	5,712
Franchise development	1,397	1,362
Pre-opening costs	785	516

	13,592	11,189

Income from operations	$6,165	$5,993

Supplemental Data

Reconciliation of System-Wide Restaurant Sales to Corporate Restaurant Sales

System-wide restaurant sales refers to the total of sales from company-owned restaurants and sales from franchised restaurants. Alternatively, this is the sales number that the Company would report if all units were company-owned. System-wide financial results do not represent sales in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide financial results as defined or used by other companies. We believe that system-wide financial results provide additional information that is useful in gaining an understanding of the overall sales generated through the Red Robin® concept and in better understanding the sales base on which we earn royalties.

As of April 20, 2003, we had 102 company-owned restaurants, 76 U.S. franchise restaurants, 21 Canadian franchise restaurants and 199 total system-wide restaurants. The table below presents total system-wide sales for the first quarter of 2003 compared to the first quarter of 2002.

Total System-Wide Sales

	Sixteen Weeks Ended
	April 20, 2003	April 21, 2002
	(unaudited, in thousands)
Company-owned restaurant sales	$90,217	$76,317
U.S. franchise restaurant sales	62,105	60,280

U.S. system-wide restaurant sales	152,322	136,597
Canadian franchise restaurant sales (in USD)	8,085	7,635

Total system-wide restaurant sales	$160,407	$144,232

As of April 20, 2003, we had 86 company-owned comparable restaurants, 64 U.S. franchise comparable restaurants, 21 Canadian franchise comparable restaurants and 171 total system-wide comparable restaurants. The table below presents total system-wide comparable sales for the first quarter of 2003 compared to the first quarter of 2002.

Total Comparable System-Wide Sales

	Sixteen Weeks Ended
	April 20, 2003	April 21, 2002
	(unaudited, in thousands)
Company-owned comparable restaurant sales	$78,420	$76,794
U.S. franchise comparable restaurant sales	51,649	50,591

U.S. system-wide comparable restaurant sales	130,069	127,385

Canadian franchise comparable restaurant sales (in Canadian dollars)	$12,146	$12,219